<SEQUENCE>1
<FILENAME>nrmx_sc13G/Aa.txt


CUSIP No. 64125K101                  13G/A                  Page 1 of 11 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A

                               AMENDMENT No. 1

                    Under the Securities Exchange Act of 1934

                                 Neurochem Inc.
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

                                    64125K101
                                 (CUSIP Number)

                                  December 31, 2007
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 11 Pages

CUSIP No. 64125K101                  13G/A                  Page 2 of 11 Pages


----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Hudson Bay Fund, LP
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 84,779 shares of Common Stock.

                   Series B Warrants to purchase 136,818 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 84,779 shares of Common Stock.

                   Series B Warrants to purchase 136,818 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 84,779 shares of Common Stock.

         Series B Warrants to purchase 136,818 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.45 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 3 of 11 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Hudson Bay Overseas Fund, Ltd.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 112,382 shares of Common Stock.

                   Series B Warrants to purchase 181,364 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 112,382 shares of Common Stock.

                   Series B Warrants to purchase 181,364 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 112,382 shares of Common Stock.

         Series B Warrants to purchase 181,364 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.60 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 4 of 11 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         J.P. Morgan Omni SPC, Ltd.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 197,161 shares of Common Stock.

                   Series B Warrants to purchase 318,182 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 197,161 shares of Common Stock.

                   Series B Warrants to purchase 318,182 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 197,161 shares of Common Stock.

         Series B Warrants to purchase 318,182 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        1.04 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 5 of 11 Pages


-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Hudson Bay Capital Management, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 394,322 shares of Common Stock.

         Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        2.07 % (See Item 4)

-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 6 of 11 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sander Gerber
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 394,322 shares of Common Stock.

         Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.07 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 7 of 11 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Yoav Roth
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Israel
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 394,322 shares of Common Stock.

         Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        2.07 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 8 of 11 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         John Doscas
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.


OWNED BY       --------------------------------------------------------

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 394,322 shares of Common Stock.

                   Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Series A Warrants to purchase 394,322 shares of Common Stock.

         Series B Warrants to purchase 636,364 shares of Common Stock.

-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        2.07 % (See Item 4)
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-----------------------------------------------------------------------

CUSIP No. 64125K101                  13G/A                  Page 9 of 11 Pages



   This Amendment No. 1 (this "Amendment") amends the statement on
   Schedule 13G filed on May 31, 2007 (as amended, the "Schedule 13G") with respect to shares of common stock, no par value per share, (the "Common Stock") of the Company. Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates
   Items 4 and 5 in their entirety as set  forth below.



Item 4.   Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 64125K101                  13G/A                  Page 10 of 11 Pages


   The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

  The Company's Report of Foreign Private Issuer filed on Form 6-K on November 19, 2007.indicates that as of October 31, 2007, there were
   48,846,595 shares of Common Stock outstanding.   The percentages
   set forth on Row 11 of the cover page for each Reporting Person is based on the Company's outstanding shares of Common Stock and assumes the exercise of the reported warrants.


     The Investment Manager, which serves as the investment manager to the Hudson Bay Funds, may be deemed to be the beneficial owner of all Shares owned by the Hudson Bay Funds. Each of the Reporting Individuals, as executive officers of the Investment Manager with the power to exercise investment discretion, may be deemed to be the beneficial owner of all Shares owned by the Hudson Bay Funds. Each of the Investment Manager and the Reporting Individuals hereby disclaims any beneficial ownership of any such Shares, except for their pecuniary interest therein.


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X]

CUSIP No. 64125K101                  13G/A                  Page 11 of 11 Pages


SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 25, 2008


HUDSON BAY FUND, LP                       HUDSON BAY OVERSEAS FUND, LTD.


By: /s/ YOAV ROTH                         By: /s/ YOAV ROTH
    -------------                             -------------
Name:  Yoav Roth                          Name:  Yoav Roth
Title  Principal and Portfolio Manager    Title  Principal and Portfolio Manager

HUDSON BAY CAPITAL MANAGEMENT, L.P.       J.P. MORGAN OMNI SPC, Ltd.

By: /s/ YOAV ROTH                         By: /s/ YOAV ROTH
    -------------                             -------------
Name:  Yoav Roth                          Name:  Yoav Roth
Title  Principal and Portfolio Manager    Title  Principal and Portfolio Manager




/s/ YOAV ROTH                             /s/ JOHN DOSCAS
-------------                             ---------------
YOAV ROTH                                 JOHN DOSCAS




/s/ SANDER GERBER
-----------------
SANDER GERBER